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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                COMMISSION FILE NUMBER: 0-28838
                                                                       --------


                         Peoples Financial Corporation
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  211 Lincoln Way East, Massillon, Ohio 44646
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(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           common stock, no par value
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
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  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(a) OR 15(d) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
        Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
        Rule 12h-3(b)(1)(i)  [ ]



APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:
None
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     Effective April 3, 2002, Peoples Financial Corporation merged into National
Bancshares Corporation. National Bancshares Corporation is the surviving corporation.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Peoples Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 3, 2002                            By: /s/ Charles J. Dolezal
                                                   ----------------------------
                                                Name: Charles J. Dolezal
                                                Title: President and Chief
                                                       Executive Officer of
                                                       Peoples Financial
                                                       Corporation